Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR THIRD QUARTER OF 2022 AND ANNOUNCES PLAN FOR CONSOLIDATION OF EAST COAST MANUFACTURING

Recent Announcements by The Dixie Group:

•The Dixie Group announces its plan to consolidate the East Coast tufting operations to its existing plant in Eton, Georgia. This plan, along with other cost reductions, is expected to produce annual cost savings of approximately $25 million

DALTON, GEORGIA (November 3, 2022)-- The Dixie Group, Inc. (NASDAQ: DXYN) reported financial results for the quarter ended September 24, 2022. For the third quarter of 2022, the Company had net sales from continuing operations of $71,762,000 and a net loss of $8,780,000 or $0.58 per diluted share. In the third quarter of 2021 net sales from continuing operations were $89,294,000 with a net income of $6,433,000 or $0.40 per diluted share. Net sales from continuing operations for the nine month period ending September 24, 2022 were $233,034,000, a decrease of 7.5% from the net sales of $252,022,000 in the same period of the previous year. The net loss for the nine month period ended September 24, 2022 was $16,624,000 or $1.09 per diluted share compared to a net income of $7,754,000 or $0.49 per diluted share in the nine month period ended September 25, 2021.

Commenting on the quarter, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our third quarter results were the culmination of the impact of several factors, beginning in the fourth quarter of 2021, that have had an unfavorable impact on our Company. As well as a general industry downturn which began in mid-second quarter and extended through the third quarter. The lower sales volume in the third quarter was also attributable to a year over year loss of approximately $8 million in sales with our largest mass merchant retail customer. Our sales with this customer ended in the first quarter of 2022 as the result of their change in strategy to focus on lower price point products. Our sales volume in 2022 has also been negatively impacted by the delay of new product introductions due to supply chain problems and issues with our sample vendors. This caused particular delays with the launch of our new decorative and hard-surface products which meant we have incurred the cost of launching these products but have not benefited from any sales of the products.

Gross margins in the third quarter of 2022 reflected the impact of several major items. In the third quarter we continued to work through the balance of the higher cost inventory resulted from the unprecedented price increases from our primary raw material supplier, coupled with their decision to exit the business. We have identified other suppliers to replace this volume and bring our costs down in line with the market and we began manufacturing inventory using these new lower cost raw materials in the third quarter. Second, gross margins from our sales of hard surface goods reflected the negative impact from dramatic increases in ocean freight costs. Fortunately, beginning with the end of the first quarter, these freight costs have continued to decline but remain substantially above prior year levels. And last, as with most every industry, we have incurred inflation driven cost increases throughout the year in most all of our raw materials, freight and people related costs.

In the third quarter we began a plan to reduce our manufacturing costs. Under this plan, we have consolidated all of our east coast tufting to one plant in North Georgia. We also began relocating our east coast distribution of luxury vinyl flooring from our facility in Saraland, Alabama to our plant in Atmore, Alabama. Our Atmore, Alabama plant will
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Exhibit 99.1

house the LVF distribution and our previously announced joint venture for future LVF production. We will retain office space in Saraland, Alabama for our valued and experienced administrative team located there as we look to sub-lease our warehouse space in the building. The cost of this plan in the third quarter was approximately $1 million. We are implementing our plan to lower both our fixed and variable costs by shutting higher cost assets, reducing staffing and aligning production with demand. As a result of these and other actions our headcount is down by 20% for the year. We are experiencing much lower ocean freight costs for our imported products and lower raw materials costs as we exit the Invista fibers in our inventory. Additionally, we are seeing reductions in raw material costs that should align with our current pricing when our higher cost inventory is depleted. We believe these actions will result in an annual improvement in operating results of approximately $25 million and return gross margins to a more normal level.

Throughout the third quarter, we continued the launch of our new decorative segment programs, 1866 by Masland and Décor by Fabrica. This launch includes 30 new styles, a brand refresh, and updated merchandising. The decorative segment is a key growth initiative for the Company and is expected to be completed in the fourth quarter of 2022.

We launched 7 new EnVision Nylon carpet styles into the market during the third quarter. This launch included a collection in our Dixie Home line featuring better/best cut pile textures with 60 colors including solids and tonals.

In our hard surface segment, we introduced 18 new offerings in our Fabrica Engineered Wood Program featuring on trend colors and clean visuals. We also expanded our engineered wood offering into new price points with our Dixie Home Colonial collection, a mid-priced offering featuring white oak and hickory. In our TRUCOR line, we announced the launch of TRUCOR TYMBR XL, a beautiful laminate offering with up to 72 hour water resistance and an AC6 scratch resistance rating. We also launched TRUCOR Pinnacle, the undisputed largest luxury vinyl plank on the market at 12” x 90”,” Frierson concluded.

Our gross profit as a percentage of net sales was 17.5% in the third quarter of 2022 compared to a gross margin of 27.9% in the same period of the prior year. Substantially higher costs from our primary raw material supplier, driven by their decision to exit the business, increased costs as a result of inflation and higher freight costs contributed to the lower margins. Selling and administrative costs were 25.9% of net sales in the third quarter of 2022 compared to 20.3% in the third quarter of 2021. The higher selling and administrative expenses were primarily related to increased investments in and cost of samples, professional fees in finance and information systems and higher overall costs as a result of inflation.

The Company’s receivables decreased $8.5 million from the prior year ended December 25, 2021. The decrease in receivables was primarily related to the loss of sales to our primary mass merchant customer in the second quarter of 2022. Inventories increased by $11.2 million at September 24, 2022 as compared to the prior year end balance. This increase was the result of higher raw material costs and investment in inventory for our decorative segment product launch. Accounts payable and accrued expenses decreased $.6 million from the prior year end balance. Our capital expenditures for the third quarter were $1 million bringing our year to date September 24, 2022 capital expenditure amount to $4.0 million. Total capital expenditures are planned for 2022 at approximately $5.0 million. Interest expense was $1.3 million for the third quarter of 2022 compared to $1.2 million in the third quarter of 2021. Our total debt increased by $8.2 million over the prior quarter end driven by increased investment in inventory and rising costs. Our borrowing availability at the end of the quarter under our line of credit with our senior credit facility was $23.7 million.

For the early part of the fourth quarter, order entry is running below prior year levels.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports Third Quarter 2022 Results

November 3, 2022

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021

NET SALES	$71,762	$89,294	$233,034	$252,022
Cost of sales	59,225	64,365	189,266	187,657
GROSS PROFIT	12,537	24,929	43,768	64,365
Selling and administrative expenses	18,606	18,132	54,875	50,828
Other operating (income) expense, net	113	(131)	258	(96)
Facility consolidation and severance expenses, net	968	88	968	183
OPERATING INCOME (LOSS)	(7,150)	6,840	(12,333)	13,450
Interest expense	1,302	1,179	3,498	3,750
Other (income) expense, net	(2)	2	(3)	1
Income (loss) from continuing operations before taxes	(8,450)	5,659	(15,828)	9,699
Income tax provision (benefit)	(78)	62	(94)	597
Income (loss) from continuing operations	(8,372)	5,597	(15,734)	9,102
Income (loss) from discontinued operations, net of tax	(408)	836	(890)	(1,348)
NET INCOME (LOSS)	$(8,780)	$6,433	$(16,624)	$7,754

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.55)	$0.35	$(1.04)	$0.58
Discontinued operations	(0.03)	0.05	(0.05)	(0.09)
Net income (loss)	$(0.58)	$0.40	$(1.09)	$0.49

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.55)	$0.35	$(1.04)	$0.58
Discontinued operations	(0.03)	0.05	(0.05)	(0.09)
Net income (loss)	$(0.58)	$0.40	$(1.09)	$0.49

Weighted-average shares outstanding:
Basic	15,226	15,123	15,196	15,109
Diluted	15,226	15,253	15,196	15,239

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The Dixie Group Reports Third Quarter 2022 Results

November 3, 2022

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 24, 2022	December 25, 2021
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$961	$1,471
Receivables, net	31,744	40,291
Inventories, net	93,901	82,739
Prepaids and other current assets	11,331	9,925
Current assets of discontinued operations	718	5,991
Total Current Assets	138,655	140,417

Property, Plant and Equipment, Net	46,685	48,658
Operating Lease Right-Of-Use Assets	21,298	22,534
Other Assets	17,740	21,138
Long-Term Assets of Discontinued Operations	1,755	2,752
TOTAL ASSETS	$226,133	$235,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$19,448	$16,748
Accrued expenses	22,870	26,214
Current portion of long-term debt	1,570	3,361
Current portion of operating lease liabilities	2,758	2,528
Current liabilities of discontinued operations	2,327	5,362
Total Current Liabilities	48,973	54,213

Long-Term Debt, Net	92,001	73,701
Operating Lease Liabilities	19,497	20,692
Other Long-Term Liabilities	11,852	16,030
Long-Term Liabilities of Discontinued Operations	3,559	4,488
Stockholders' Equity	50,251	66,375
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$226,133	$235,499

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